UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.         )
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PRG-SCHULTZ INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)
N/A

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PRG-SCHULTZ INTERNATIONAL, INC.
600 GALLERIA PARKWAY
SUITE 100
ATLANTA, GA 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, MAY 27, 2009

TO THE SHAREHOLDERS OF
PRG-SCHULTZ INTERNATIONAL, INC.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRG-SCHULTZ INTERNATIONAL, INC. (the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on May 27, 2009 at 3:00 p.m., for the following purposes:
1.	To elect two Class I directors to serve until the Annual Meeting of Shareholders to be held in 2012 or until their successors are elected and qualified;

2.	To ratify BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
     The proxy statement is attached. Only record holders of the Company’s common stock at the close of business on April 15, 2009 will be eligible to vote at the meeting.
     If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you are not the registered holder of your shares you will need to get a proxy from the registered holder (for example, your broker or bank) in order to attend and vote at the meeting.

By Order of the Board of Directors:
/s/ Patrick G. Dills
Patrick G. Dills, Chairman

April 23, 2009
     A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 is enclosed with this notice and proxy statement.

GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2008
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008
STOCK VESTED FOR FISCAL YEAR 2008
CERTAIN TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS AND CERTAIN EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES
SHAREHOLDER PROPOSALS
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

PRG-SCHULTZ INTERNATIONAL, INC.
600 GALLERIA PARKWAY
SUITE 100
ATLANTA, GA 30339

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
May 27, 2009

GENERAL INFORMATION
     The Board of Directors of PRG-Schultz International, Inc. (which we refer to in this proxy statement as “PRG-Schultz”, the “Company”, “we,” “us” or “our”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2009 Annual Meeting of Shareholders. The annual meeting will be held on Wednesday, May 27, 2009, at 3:00 p.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339. The proxies may also be voted at any adjournments or postponements of the meeting.
     This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 23, 2009. You must complete and return the proxy in order for your shares of common stock to be voted.
     Any shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:
•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary a subsequent proxy relating to the same shares; or

•	attending the meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.
Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker in order to attend and vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to attend or vote at the meeting.
     All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the annual meeting.
     The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company may also engage a proxy solicitation firm to assist in the solicitation. The fee to be paid for such services is estimated not to exceed $10,000 plus reasonable out of pocket expenses.
Voting Requirements
     Only holders of record of the Company’s common stock at the close of business on April 15, 2009 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. Holders on the Record Date are referred to as the “Record Holders” in this discussion. On the Record Date, the Company had outstanding a total of 22,068,725 shares of common stock. Each share of common stock will have one vote per share held.
     In order to constitute a quorum with respect to each matter to be presented at the annual meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by Record Holders of the common stock.
     With respect to Proposal 1 regarding the election of Class I directors, assuming a quorum, the two candidates receiving a plurality of the votes cast by the Record Holders of the common stock, will be elected Class I directors. Under plurality voting, assuming a quorum is present, the two candidates receiving the most votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and “broker non-votes” will have no effect on the outcome.
     With respect to Proposal 2 regarding approval of the 2009 independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that more shares vote “for” than “against” it. Abstentions and broker non-votes will have no effect on the outcome.
     Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.
     It is expected that shares owned by current executive officers and directors of the Company will be voted in favor of the nominees for director that have been recommended by the Board and in favor of the other proposals. As of April 15, 2009, shares owned by executive officers and directors of the Company and entitled to vote at the annual meeting represented in the aggregate approximately 22.53% of the shares of common stock outstanding on that date.
     Any other proposal not addressed herein but properly presented at the meeting will be approved if a proper quorum is present and the votes cast in favor of it meet the threshold specified by the Company’s Articles, Bylaws and by Georgia law with respect to the type of matter presented. No shareholders have submitted notice of intent to present any proposals at the annual meeting as required by the Company’s Bylaws.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 27, 2009
     In accordance with rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is also making this proxy statement and its annual report available to stockholders electronically via the Internet. To access this proxy statement and the Company’s annual report on Form 10-K on the Internet please visit www.prgx.com/proxy.

PROPOSAL 1: ELECTION OF DIRECTORS
     The Company currently has six directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The directors in each class serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect two directors to serve as Class I directors. The terms of Romil Bahl and Steven P. Rosenberg, currently serving as Class I directors, will expire at the annual meeting unless they are re-elected.
     The persons named in the proxy intend to vote FOR election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on May 27, 2009 to serve as Class I directors will each serve a three-year term or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.
     Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.
The Board’s Nominees for Class I Directors are:

Nominee	Age	Service as Director
Romil Bahl	40	Since January 2009
Steven P. Rosenberg (1)(2)	50	Since March 2006

(1)	Member of the Audit Committee.

(2)	Member of the Nominating and Corporate Governance Committee.
     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named above for election as director.
Directors Continuing in Office

			Term
Continuing Director	Age	Class	Expires	Service as Director
Patrick G. Dills (1) (2)	55	Class II	2010	Since March 2006
N. Colin Lind (3)	53	Class II	2010	Since March 2006*
David A. Cole (2)(3)	66	Class III	2011	Since July 2005
Philip J. Mazzilli, Jr. (1)(2)	68	Class III	2011	Since March 2006

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

*	Mr. Lind previously served as a director of the Company from May 2002 to October 2005.

Information about Nominees for Election as Class I Directors
     Romil Bahl is the Company’s President and Chief Executive Officer. Prior to joining the Company, Mr. Bahl held a number of senior leadership positions with Infosys Technologies Limited, a publicly traded global technology and consulting services company, since April 2004. Mr. Bahl was one of the founders and a Managing Director of Infosys Consulting, Inc., a wholly-owned subsidiary of Infosys Technologies, and from November 2007 until January 2009, he led Infosys’ global Systems Integration business unit. Prior to joining Infosys in 2004, Mr. Bahl led the global Consulting Services business of EDS and between 1995 and 2002 he held a number of senior roles at the management consulting firm of A.T. Kearney, last serving as the leader of the firm’s European Strategic Technology and Transformation Practice based in London. From 1992 to 1995, Mr. Bahl served in a number of roles at Deloitte Consulting.
     Steven P. Rosenberg is President of SPR Ventures, Inc., a private investment company he founded in 1997 and President of SPR Packaging LLC. From 1992 to 1997 he was President of the Arrow subsidiary of ConAgra Foods Inc., a packaged food company. Mr. Rosenberg also serves as a director of Texas Capital Bancshares, Inc., a bank holding company, and Cinemark Holdings, Inc., a motion picture exhibition company.
Information about the Class II Directors whose Terms will Expire at the 2010 Annual Meeting of Shareholders
     Patrick G. Dills is Chairman of the Board of MSC Care Management, a nationwide leader in the delivery of medical products and services to the workers compensation industry. MSC Care Management is a successor, as of June 2008, to certain of the business interests and assets of Medical Services Company, where Mr. Dills was also Chairman of the Board. Prior to joining Medical Services Company in 2006, Mr. Dills served from 1988 to 2005 in several executive roles at First Health Group Corp., which was acquired by Coventry Health Care in 2005. Mr. Dills’ last position with First Health Group was Executive Vice President. He was also President of two wholly owned subsidiaries of First Health Group, CCN and Health Net Plus, from 2001 to 2005 and 2003 to 2005, respectively. Mr. Dills also served as Interim President and Chief Executive Officer of PRG-Schultz from December 1, 2008 to January 21, 2009.
     N. Colin Lind is the Managing Partner of Blum Capital Partners, L.P. (“Blum L.P.”), a public strategic block and private equity investment firm he joined in 1986 which is currently responsible for managing over $2 billion in assets. Mr. Lind previously served as a director of four public and eight private companies.
Information about the Class III Directors whose Terms will Expire at the 2011 Annual Meeting of Shareholders
     David A. Cole is the retired Chairman of the Board and Chief Executive Officer of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and health care industries. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole currently serves as a director of AMB Property Corporation, a global owner and operator of industrial real estate, and as a director of Americorp Holdings, Inc., a privately held operator of healthcare clinics. Mr. Cole also currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University.
     Philip J. Mazzilli, Jr. is a financial and general business consultant. From 2000 to 2003 he was Executive Vice President and Chief Financial Officer of Equifax Corporation, an international provider of consumer credit information and information database management. From 1999 to 2000 he was Executive Vice President and Chief Financial Officer of Nova Corporation, a payment services company.
     Messrs. Patrick G. Dills, N. Colin Lind, Philip J. Mazzilli, Jr., and Steven P. Rosenberg were previously selected for appointment to the Board by the previous Board in consultation with the Ad Hoc Bondholders’ Committee pursuant to a restructuring support agreement which was entered into with the Ad Hoc Bondholders Committee in furtherance of the Company’s restructuring and exchange offer which closed on March 17, 2006 (the “Restructuring Support Agreement”). As a result of the completion of the restructuring and exchange offer, the terms of the Restructuring Support Agreement are no longer in effect. Mr. Rosenberg was re-elected to the Board by the shareholders at the 2006 annual meeting. Messrs. Dills and Lind were re-elected to the Board by the shareholders at the 2007 annual meeting, and Mr. Mazzilli was re-elected to the Board by the shareholders at the 2008 annual meeting.
     Blum L.P., pursuant to its Investor Rights Agreement with the Company, as amended (the “Investor Rights Agreement”), has the right to name one nominee for election to the Board. This right is currently satisfied by the election at the 2007 annual meeting of Mr. Lind to a three-year term as a Class II director. Also pursuant to the Investor Rights Agreement, Blum L.P. has the right to designate an observer to attend the Company’s Board meetings.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     Our Board of Directors, upon the recommendation of our Audit Committee, has appointed BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accounting firm for the 2009 fiscal year. A proposal will be presented at the annual meeting to ratify the appointment of BDO Seidman as our independent registered public accounting firm for the 2009 fiscal year. Shareholder ratification of the selection of BDO Seidman as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment of BDO Seidman. We have been advised that a representative from BDO Seidman will be present at the annual meeting, will be given an opportunity to speak, and will be available to answer appropriate questions.
     The Board of Directors recommends a vote FOR approval to ratify the appointment of the 2009 independent registered public accounting firm.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD OF DIRECTORS
Independence
     The Board of Directors has evaluated the independence of each Board member and has determined that the following directors, which constitute a majority of the Board, are independent in accordance with the Nasdaq and SEC rules governing director independence: Messrs. Cole, Dills, Lind, Mazzilli and Rosenberg.
Meetings of the Board of Directors and Attendance at the Annual Meeting of Shareholders
     During 2008, there were eight meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he was a director and any committees on which that director served.
     The Board of Directors does not have a policy requiring director attendance at the annual shareholders meeting. However, directors are encouraged to attend. All of our directors attended the 2008 Annual Meeting of Shareholders.
Director Compensation
     The following table presents information relating to total compensation of the directors for the fiscal year ended December 31, 2008. Information with respect to the compensation of Mr. McCurry is included below under “Executive Compensation.” Mr. Bahl did not join the Company until January 2009, and as an executive officer of the Company, does not receive compensation for his service as a director. Information regarding the compensation of Mr. Dills for his service as an officer is included below under “Executive Compensation.”

	Fees Earned or	Stock	Option	All Other
Name	Paid In Cash	Awards(1)	Awards(1)	Compensation	Total
	($)	($)	($)	($)	($)
David A. Cole	60,000	29,584	277,469 (2)	—	367,053
Patrick G. Dills	67,500	29,584	177,113	—	274,197
N. Colin Lind	46,000	29,584	177,113	—	252,697
Philip J. Mazzilli, Jr.	69,750	29,584	177,113	—	276,447
Steven P. Rosenberg	55,750	29,584	177,114	—	262,447

(1)	Represents the compensation expense recorded in 2008 computed in accordance with Statements of Financial Accounting Standards No. 123R (“FAS 123R”), “Share-Based Payment.” Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2008.

(2)	The amount included in Option Awards for Mr. Cole consists of compensation expense associated with the options granted to all non-employee directors in 2006, 2007, and 2008 as well as the option granted to Mr. Cole in 2005, each of which is described in greater detail in the narrative below.
     Each non-employee member of the Board is paid a $30,000 annual retainer for their service on the Board. Non-employee members of Board committees are paid annual committee retainers of $12,000 for the Audit Committee, $9,000 for the Compensation Committee and $6,000 for the Nominating and Corporate Governance Committee. Chairs of each of these committees are paid supplemental annual committee retainers equal to the amount of the applicable member retainer for the particular committee. Non-employee directors also receive an additional $1,500 attendance fee for attendance at Board meetings and the annual meeting of shareholders, if the annual meeting of shareholders is not held in conjunction with a Board meeting. Effective June 1, 2008, as a result of the change to compensating directors for committee service through the payment of an annual retainer, attendance fees are no longer paid for attendance at meetings of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.
     In 2005, the Company entered into a Retainer Agreement with Mr. Cole in connection with his service as non-executive Chairman of the Board. Under the terms of the Retainer Agreement, Mr. Cole received a non-qualified option to purchase 45,000 shares of the common stock of the Company at an exercise price of $31.60 per share, equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on July 29, 2005, as adjusted to give effect to the reverse stock split effected in August 2006. The terms of Mr. Cole’s option grant are as follows: the time-vesting tranche of his option, representing the right to purchase 15,000 shares was initially scheduled to become exercisable on the earlier of the 2006 annual meeting of shareholders and June 30, 2006, but was accelerated with all of the other out-of-the-money options on December 15, 2005, in order avoid adverse accounting consequences; and the performance-vesting tranche, representing the balance of his option, will be exercisable as follows: (a) Tier 1, representing the right to purchase 10,000 shares will become exercisable at any time after June 30, 2006 (the “2006 Vesting Date”), if the Company attains a specified target common stock trading price for 45 consecutive trading days after the 2006 Vesting Date; (b) Tier 2, representing the right to purchase an additional 10,000 shares will become exercisable at any time after the 2006 Vesting Date, if the Company attains a specified target common stock trading price for 45 consecutive trading days after the 2006 Vesting Date; and (c) Tier 3, representing the right to purchase an additional 10,000 shares, will become exercisable at any time after the earlier of the 2007 annual meeting of shareholders and June 30, 2007 (the “2007 Vesting Date”), if the Company attains a specified target common stock trading price for 45 consecutive trading days after the 2007 Vesting Date. Unless sooner terminated, the option will expire on July 29, 2012. As of the date hereof, none of the target trading prices have been attained and therefore, none of the performance-vesting options have vested.
     In September 2006, the Board established the position of Presiding Director to oversee meetings of the independent members of the Board. The Presiding Director was elected by the independent members of the Board for a one year term. Patrick G. Dills served as Presiding Director from September 2006 until December 2008. Upon Mr. Dills’ election as Chairman, the Board determined that the Presiding Director position is not necessary so long as the Chairman is an independent director.
     In addition to cash compensation, the Board may grant nonqualified stock option grants or other equity awards to the non-employee directors from time to time. On May 29, 2008, options to purchase 12,027 shares of the Company’s common stock were granted to each of the Company’s non-employee directors. The Board also granted 5,065 shares of restricted stock to each non-employee director. All of the options have an exercise price of $9.87, the closing price of the Company’s common stock on the date of grant, and vest upon the earlier of (i) the date of the 2009 Annual Meeting of Shareholders (May 27, 2009) or (ii) May 29, 2009. The options expire on May 28, 2015. The restricted stock vests upon the earlier of (i) the date of the 2009 Annual Meeting of Shareholders (May 27, 2009) or (ii) May 29, 2009.
Stock Ownership Guidelines
     On May 29, 2008, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than four times the amount of the annual retainer paid to the non-employee director for Board service. Directors have three years to achieve compliance with the guidelines. Shares must be owned directly by the director or his immediate family residing in the same household or in trust for the benefit of the non-employee director or his immediate family. Restricted stock units, unvested shares of restricted stock and stock options (vested or unvested) do not count toward satisfaction of the guidelines. The Nominating and Corporate Governance Committee has authority to grant exceptions to the guidelines in rare circumstances.
Audit Committee
     The Company’s Audit Committee consists of three independent directors: Messrs. Dills, Mazzilli and Rosenberg. Mr. Mazzilli currently serves as Chairman of the Audit Committee, and the Board has determined that Mr. Mazzilli is an “audit committee financial expert,” as such term is defined in Item 407(d) of SEC Regulation S-K. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards for the Nasdaq Global Market and by the SEC for audit committee membership. The Audit Committee met 12 times in 2008. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website address: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. See “Report of the Audit Committee.”
     Audit Committee Pre-Approval Policies and Procedures. Each engagement of the Company’s principal accountants for audit and non-audit related services and its associated projected fees is approved by the Audit Committee in advance of such engagement.
Compensation Committee
     The Company’s Compensation Committee consists of three independent directors: Messrs. Cole, Dills and Mazzilli. Mr. Dills is Chairman of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is independent based on the current listing standards for the Nasdaq Global Market.
     The Compensation Committee held nine meetings in 2008. The Compensation Committee determines the compensation of the executive officers of the Company. The Compensation Committee also administers the Company’s benefit plans, including the 2008 Equity Incentive Plan, the Stock Incentive Plan, the Performance Bonus Plan, and the 2006 Management Incentive Plan and makes recommendations to the Nominating and Corporate Governance Committee regarding director compensation. All rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) are determined by the Compensation Committee, each member of which is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act. Messrs. Cole and Mazzilli are “outside” directors, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). Due to his service as Interim CEO and President of the Company from December 1, 2008 to January 21, 2009, Mr. Dills does not meet the definition of an “outside” director under Section 162(m) of the Code. Therefore, Mr. Dills will abstain from voting on Compensation Committee matters which may be deemed to be performance-based and intended to meet the requirements of Section 162(m). The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and that at least two members shall satisfy the definition of “nonemployee” director described above. The Compensation Committee Charter is available at the Company’s website address: www.prgx.com and upon written request to the Secretary at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. For information regarding the Company’s 2008 executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee (“NCG Committee”) consists of three independent directors: Messrs. Cole, Lind and Rosenberg. The Board of Directors has determined that each of the NCG Committee members is independent based on the listing standards for the Nasdaq Global Market. Mr. Cole serves as Chairman of the NCG Committee. The NCG Committee met three times in 2008. The NCG Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board, set Board compensation, and monitor and recommend governance principles and guidelines for adoption by the Board.
     Since February 2003, the NCG Committee has been delegated the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the NCG Committee recommends to the Board whether those directors should be re-nominated.
     In preparation for the annual meeting, the NCG Committee considers whether the Board would benefit from adding a new member, and if so, the skills, expertise and experience to be sought with the new member. If the Board determines that a new member would be beneficial, the NCG Committee sets the qualifications for the position and conducts a search to identify qualified candidates. Such search may utilize the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated under the same process.
     When an executive search firm is engaged, using the desired qualifications identified by the NCG Committee, the search firm performs research to identify and qualify potential candidates, contacts such qualified candidates to ascertain their interest in serving on the Company’s board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.
     The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the qualifications of independence that satisfy the listing standards established for companies listed on the Nasdaq Global Market; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company. The NCG Committee believes that it is necessary for at least one independent Board member to possess significant operational experience, and at least one with financial expertise. However, during any search the NCG Committee reserves the right to modify its stated search criteria for exceptional candidates.
     The NCG Committee will also consider nominating candidates recommended by shareholders. Such recommendations will only be considered by the NCG Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2010 Annual Meeting of Shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Victor A. Allums, Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than December 24, 2009 and no later than January 23, 2010.
     As of April 23, 2009, the Company had not received any shareholder recommendations of director candidates for election at the 2009 Annual Meeting.
     The NCG Committee is a standing committee of the Board and its charter is available at the Company’s website address: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.
Shareholder Communications to the Board of Directors
     In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, it is requested that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Victor A. Allums, at PRG-Schultz International, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. It is also helpful if the communication specifies whether it is directed to one or more individual directors, all the members of a Board committee, the independent members of the Board, or all members of the Board and the address to which any reply should be addressed. On receipt, Mr. Allums will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. Allums will distribute the communication to all directors.

REPORT OF THE AUDIT COMMITTEE
     The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee Charter that sets out the organization, purpose, duties and responsibilities of the Audit Committee.
     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
     In fulfilling its oversight responsibilities with respect to the year ended December 31, 2008, the Audit Committee:
•	reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 with management of the Company and BDO Seidman, LLP, independent registered public accounting firm for the Company;

•	discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as modified and supplemented to date;

•	obtained a formal written statement from BDO Seidman, LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence; and

•	based on the review and discussions with management of the Company and BDO Seidman, LLP referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
AUDIT COMMITTEE
Philip J. Mazzilli, Jr., Chairman
Patrick G. Dills
Steven P. Rosenberg
     Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.
COMPENSATION DISCUSSION AND ANALYSIS
     As discussed above under “Information About the Board of Directors and Committees of the Board of Directors,” the Compensation Committee of the Board of Directors has the overall responsibility for our executive compensation plans, policies and programs. The Compensation Committee approves the compensation of each of our named executive officers as well as other “key officers” of the Company (which is defined in the Compensation Committee’s charter to include the Chief Executive Officer, those officers that directly report to the CEO, and other officers designated from time to time by the Compensation Committee). The Compensation Committee is also responsible for recommending to the

Nominating and Corporate Governance Committee the compensation and compensation plans, policies and programs for our directors. The Compensation Committee consists of three members who are “independent” directors under the Company’s corporate governance guidelines and the rules of The Nasdaq Stock Market LLC.
Executive Compensation Philosophy
     We strive to establish compensation practices which attract, retain and reward our key officers, and strengthen the mutuality of interests between our key officers and our shareholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and which aligns executive compensation with the creation of shareholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards key officers for the achievement of certain financial performance objectives. The philosophies of pay-for-performance and aligning executive compensation with shareholder value creation are achieved primarily by providing a substantial portion of each key officer’s total annual compensation through annual performance bonuses and grants of long-term equity compensation. In each of the past three years, the Compensation Committee established financial performance objectives for payment of “target” and “maximum” bonuses under our Performance Bonus Plan. As further evidence of our “pay-for-performance” philosophy, in September 2008, the Compensation Committee tied the vesting of a significant portion of stock options and restricted stock granted to key officers to the achievement of certain financial performance goals in addition to a time-vesting component. Our 2008 Performance Bonus Plan is described in greater detail below under “Cash Bonus” and equity grants are described in more detail under “Long-Term Equity Incentive Compensation.”
Background
     In the latter half of 2005 and into 2006, we undertook a significant financial and operational restructuring with the objective of improving our operating results and strengthening our financial condition. During this same time period, there was significant turnover among the members of our senior management team and the Board of Directors. In connection with the financial restructuring, we entered into a Restructuring Support Agreement with certain of our bondholders, which contemplated that we would adopt a new equity-based management incentive plan to incentivize our key officers, including our named executive officers, to strengthen our financial condition and remain with the Company. This plan, the 2006 Management Incentive Plan (“MIP”), was approved by our shareholders at the 2006 Annual Meeting of Shareholders. Additionally, in an effort to reward our key officers for achieving short-term performance objectives, we also adopted a Performance Bonus Plan (a short-term cash incentive bonus plan with annual performance goals) for our key officers, including the named executive officers, and other key employees. A Performance Bonus Plan has been utilized by the Company each year since 2006.
     In March 2008, the performance units granted under the MIP fully vested for most of our executive officers. In addition, since our existing long-term equity incentive compensation plan was expiring in June 2008, the Compensation Committee approved in 2008 a new long-term equity incentive program that provided the Compensation Committee with the ability to grant equity and cash awards tied to the achievement of performance goals in order to further motivate our employees, including the key officers, to continue to achieve improved operating results for the Company. In May 2008, our shareholders approved this new plan, the PRG-Schultz International, Inc. 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”). The MIP, the Performance Bonus Plan and the 2008 Equity Incentive Plan are each discussed in more detail below.

Elements of the Company’s Compensation Program
     Our compensation program for key officers is designed to provide our key officers, including the named executive officers, with a combination of cash (guaranteed and incentive-based) and long-term equity incentive compensation to align the officers’ interests with those of our shareholders. During 2008, our executive compensation program primarily consisted of the following elements:
•	base salary;

•	cash performance bonuses; and

•	long-term equity incentive awards.
     Although the Compensation Committee has not established a policy for allocating between the different forms of compensation, cash bonus opportunities and long-term incentive award opportunities are generally a function of each key officer’s base salary. In allocating total compensation among these various elements, the Compensation Committee strives to achieve an appropriate mix between the different forms of compensation in order to:
•	motivate the key officers to deliver superior performance in the short-term by providing competitive base salaries and annual cash performance bonuses;

•	align the interests of the key officers with the long-term interests of the shareholders through the grant of equity incentive compensation; and

•	provide an overall compensation package that is competitive and therefore promotes executive recruitment and retention.
Process for Establishing Executive Compensation
     Role and Use of Compensation Consultants. The Compensation Committee from time to time engages compensation consultants to assist the Compensation Committee in making compensation decisions. In early 2007, the Compensation Committee engaged Mercer Human Resource Consulting (“Mercer”), an independent compensation consulting firm, to perform a study on executive compensation and to evaluate and provide recommendations regarding the level of compensation for the Company’s key officers. With the assistance of Mercer, the Compensation Committee reviewed the base salary, annual bonus and long term incentive awards for the key officers by comparing their compensation to the compensation of a select group of 14 companies within the professional/business services industry, including auditing, consulting and professional staffing companies. The Compensation Committee recognized that it was challenging to identify a traditional “peer group” for this study, as we operate within a niche market and have few public company competitors. Accordingly, for analysis and comparison purposes, public companies within the industries noted above, with annual revenues between 50% and 250% of our annual revenue, with a comparable number of employees and certain “per employee” ratios, and with similar financial condition and market capitalizations to the Company were identified. It was determined that the base salaries for our executive team were near the 50th percentile and the total cash compensation was between the 50th and 75th percentile for this comparison group of companies. In addition, the Compensation Committee determined that the 2006 performance unit grants under the MIP would likely provide adequate retention incentives for our executives for 2007. Although no adjustments to the named executive officers’ base salaries or short term cash bonus opportunities were recommended by Mercer for 2007, it was recommended that executives be granted long term incentive awards in 2008 based on a pay strategy of achieving total direct compensation (comprised of salary, target bonus, and target equity) at the 75th percentile of the comparison group.
     In September 2008, the Compensation Committee again engaged an independent compensation consulting firm, Pearl Meyer & Partners (“Pearl Meyer”), to provide advice on executive compensation. The Compensation Committee chose Pearl Meyer due primarily to the fact that the individual compensation consultant who had advised the Company in prior years had joined Pearl Meyer in 2008. Pearl Meyer presented the Compensation Committee with an analysis of the Company’s compensation program for its key officers and made certain recommendations to the Compensation

Committee to better align our executive compensation programs with the compensation programs of other similarly situated companies, and to achieve greater uniformity in the terms of employment for the Company’s key officers.
     Benchmarking. To assist the Compensation Committee in the review of executive compensation, Pearl Meyer provided compensation data for a peer group of 18 publicly-traded companies consisting primarily of professional/business services companies, including auditing, consulting, professional staffing and healthcare industry services companies, with annual revenues ranging from approximately $189 million to $1 billion. The peer group consisted of largely the same companies analyzed by the Compensation Committee in 2007. However, additional companies were included in the peer group in 2008, including three healthcare industry services companies, due to our increasing focus on services to the healthcare industry. The companies in the peer group consist of the following:

Advisory Board Company*	Huron Consulting Group, Inc.
Analysts International Corp.	ICF International, Inc.
CBIZ, Inc.	LECG Group*
CRA International, Inc.	Maximus, Inc.*
Exponent, Inc.	MedAssets, Inc.*
FTI Consulting, Inc.	Navigant Consulting, Inc.
GP Strategies Corp.	Portfolio Recovery Association, Inc.
HMS Holdings Corp.*	RCM Technologies, Inc.
Hooper Holmes, Inc.	Resources Connection, Inc.

*	Added in 2008
     The Compensation Committee analyzed the compensation data of the peer group which showed that the base salaries of our named executive officers were generally within the 50th to 75th percentile. However, in order to generally position total cash compensation (salary plus target bonus) between the 50th and 75th percentiles and total direct compensation near the 75th percentile when the Company is achieving targeted financial performance, Pearl Meyer recommended that (i) the amount payable for the achievement of the “target” financial performance objective under the annual performance bonus program be increased to 50% of base salary for executive officers (other than the Chief Executive Officer) and to 100% of base salary for the Chief Executive Officer and (ii) that annual equity grant values be established at 200% of base salary for the Chief Executive Officer and 110% of base salary for other executive officers. In addition, it was recommended that the Company grant multiple types of awards under the 2008 Equity Incentive Plan in 2008 and add a performance-based vesting component to the 2008 long-term equity-based incentive compensation awards. Based on the analysis discussed above, the Compensation Committee decided to (i) increase the amounts payable to certain key officers, including Messrs. Limeri, Robinson, and Roos under the Performance Bonus Plan and the applicable employment agreements for meeting the “target” performance objectives, and (ii) grant to certain key officers, including Messrs. Limeri, Robinson, and Roos, stock options subject to time vesting and restricted stock, some of which vests with the passage of time and the rest of which vests based on our financial performance over three years.
     Compensation of the CEO. In mid 2008, James B. McCurry, our former Chairman of the Board of Directors, Chief Executive Officer and President informed the Board of Directors of his decision to resign from the Company by the end of 2008. The independent members of our board of directors appointed a Search Committee, led by our Presiding Director, Patrick G. Dills, to conduct a national search for Mr. McCurry’s successor. The Search Committee interviewed numerous candidates to fill the roles of Chief Executive Officer and President of the Company. Effective November 30, 2008, Mr. McCurry resigned as Chairman of the Board, Chief Executive Officer and President. The Board of Directors appointed Mr. Dills, a member of our Board of Directors since March 2006 and our Presiding Director, to serve as our interim Chief Executive Officer and interim President until the Board of Directors appointed a new permanent Chief Executive Officer and President. At this time, Mr. Dills was also appointed to serve as our Chairman of the Board with his service as Chairman to extend beyond his service as an interim officer. For his service in his interim officer capacity,

Mr. Dills was paid a monthly salary of $35,000 in December 2008 and $45,000 in January 2009, as determined by the Compensation Committee. After an extensive search, on January 9, 2009, the Board of Directors announced the appointment of Romil Bahl as our new Chief Executive Officer and President, effective January 21, 2009.
     In connection with Mr. Bahl’s appointment as our Chief Executive Officer and President, the Compensation Committee took into account the recommendations of Pearl Meyer and Mr. Bahl’s compensation arrangement with his former employer in establishing Mr. Bahl’s compensation package. The Compensation Committee reviewed compensation data regarding the compensation of other CEOs of the Company’s peer group companies and targeted Mr. Bahl’s base salary, annual target performance bonus and long-term equity compensation at the 75th percentile of this peer group. Mr. Bahl’s overall compensation package was established through arms’ length negotiations in a process that was led by the Compensation Committee. Mr. Bahl’s employment agreement provides for an annual base salary of $600,000 and that Mr. Bahl will be eligible for an annual target performance bonus equal to 100% of his annual base salary and a maximum performance bonus equal to 150% of his annual base salary under the Company’s Performance Bonus Plan, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee.
     In addition to his salary and annual performance bonus, the Compensation Committee agreed to pay Mr. Bahl a one-time bonus in the aggregate amount of $1 million payable on the last payroll date in July 2010, subject to Mr. Bahl’s continued employment at such time. Mr. Bahl also received on January 21, 2009, the day that he joined the Company, a one-time, equity inducement grant award of 296,296 non-qualified stock options and 344,445 shares of restricted stock, subject to time-vesting requirements. The non-qualified stock options have a seven year term, and an exercise price of $3.57, which was the closing price of the Company’s common stock on the date of the grant. 111,111 of the non-qualified stock options and 233,334 shares of the restricted stock (collectively, the “Initial Equity”) will vest in equal increments over a period of four years. The remaining 185,185 options and 111,111 shares of restricted stock (collectively, the “One-Time Equity Awards”) will vest in equal increments on the second and fourth anniversaries of the date of the grant. The $1 million cash bonus and One-Time Equity Awards were specifically intended to compensate Mr. Bahl for his vested cash compensation awards at his former employer that were forfeited when he accepted the position as our Chief Executive Officer and President.
     The compensation package of Mr. McCurry, our former President and Chief Executive Officer, was essentially the same in 2008 as the package that was negotiated when Mr. McCurry joined the Company in 2005. Mr. McCurry’s 2005 base salary was set at slightly above the 50th percentile of base salaries of CEOs in companies of comparable size, and his bonus amount was set at the 70th percentile of bonuses for CEOs in companies of comparable size. Mr. McCurry’s bonus was aligned with a higher percentile in order to overweight the performance-based portion of Mr. McCurry’s cash compensation. In connection with the negotiation of Mr. McCurry’s employment agreement in 2005, the Compensation Committee decided to eliminate the practice of providing the Chief Executive Officer and other executive officers with certain perquisites that had historically been provided to the Company’s executive officers prior to Mr. McCurry’s arrival. Mr. McCurry did not receive any increase in his base salary in 2006, 2007 or 2008. Due to the announcement of his resignation in 2008, Mr. McCurry also did not receive any equity grants in 2008. In connection with his resignation, we entered into a release agreement with Mr. McCurry which superseded his employment agreement. The terms of Mr. McCurry’s release agreement are more fully described under “Employment and Severance Arrangements.”
     Compensation of Other Named Executive Officers. At the time of the hiring of Mr. McCurry in 2005, the Search Committee was also searching for a new Chief Financial Officer. Accordingly, in connection with the negotiation of Mr. Limeri’s employment agreement in late 2005, the Compensation Committee utilized data similar to that used in connection with the hiring of Mr. McCurry. In connection with the hiring of Mr. White in June 2006, in order to ensure that his compensation was properly benchmarked, the Compensation Committee reviewed survey data from the Economic Research Institute, which provides geographic-specific survey data derived from 14,000 U.S. publicly-traded corporations’ proxy statements, annual and other reports filed with the SEC (1994 to present), loan and employment applicant earnings verifications and digitized public records. The Compensation Committee established parameters for Mr. White’s compensation based upon benchmarks for the business services industry by surveying companies with $250-

$500 million in revenue and targeting total cash compensation at the 60th percentile of the survey data. With respect to the other named executive officers, Messrs. Roos and Robinson, the primary components of their compensation packages were established prior to 2005; however, annual adjustments to their compensation packages, if any, have been determined as set forth below.
     The Compensation Committee reviews the performance and compensation of our Chief Executive Officer each year. In evaluating the compensation of the Chief Executive Officer, the Compensation Committee considers factors such as market data regarding the compensation of other comparable executive officers at comparable companies and the skills and relevant experience of the Chief Executive Officer.
     The Chief Executive Officer annually reviews the performance of each of our other key officers, including the named executive officers, and makes recommendations to the Compensation Committee regarding compensation for the other named executive officers. After taking into consideration the recommendations of the Chief Executive Officer, the Compensation Committee then determines the amount of compensation for our other named executive officers for the upcoming year. With respect to these other officers, the Compensation Committee and the Chief Executive Officer consider multiple factors in establishing the terms of their executive compensation packages, including market data regarding the compensation of comparable executive officers at comparable companies, the recent performance of the executive at the Company and the skills and relevant experience of each executive.
Base Salary
     The annual base salary component of the executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for our named executive officers are generally determined through their employment agreements, subject to annual review and adjustment by the Compensation Committee. There were no increases in the salaries of our named executive officers in 2006 or in 2007 as the Compensation Committee determined that the salaries for our named executive officers were appropriate in order for the Company’s compensation to remain competitive.
     Although the Compensation Committee did not increase the salaries for Mr. White or Mr. Roos in 2008, the Compensation Committee increased Mr. Limeri’s salary from $220,000 to $260,000, effective on March 31, 2008, based upon a review of survey data of the compensation of the chief financial officers of public companies provided by Mercer in March of 2008. In addition, based on its analysis of the peer group information, the Compensation Committee further increased Mr. Limeri’s salary from $260,000 to $300,000, effective October 1, 2008, resulting in Mr. Limeri’s salary falling slightly above the 50th percentile of salaries for other chief financial officers in the Company’s peer group. Mr. Robinson’s salary was also increased in 2008 to include certain amounts that were previously paid separately from his base salary.

     The following table sets forth the 2008 base salaries for each of our named executive officers:

Named Executive Officer	Base Salary
James B. McCurry	$500,000	*
Peter Limeri	$300,000	**
Bradley T. Roos	$323,000
Larry Robinson	$419,269
N. Lee White	$325,000

*	Mr. McCurry resigned as Chairman, President, and Chief Executive Officer of the Company effective November 30, 2008.

**	Mr. Limeri’s salary set forth in this table reflects his base salary effective October 1, 2008.
Cash Bonus
     2008 Performance Bonus Plan. We provided cash bonus awards to certain of our senior employees, including all of our named executive officers, through the 2008 Performance Bonus Plan. The 2008 Performance Bonus Plan was a cash incentive program designed to recognize and reward employees who were expected to make significant contributions towards achieving our 2008 business plan.
     Cash bonuses awarded under the 2008 Performance Bonus Plan were contingent upon our achievement of certain 2008 financial performance objectives. Each of our named executive officers participated in the 2008 Performance Bonus Plan. Under the terms of the 2008 Performance Bonus Plan, no bonuses were to be earned under the plan until our consolidated 2008 adjusted EBITDA reached a specified threshold. Adjusted EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization, as adjusted for unusual and other significant items that management views as distorting our operating results from period to period. If this threshold level of adjusted EBITDA was achieved, then the participant was entitled to receive 50% of the “target” bonus amount set forth in the participant’s employment agreement. If consolidated 2008 adjusted EBITDA reached the specified “target” level, then the participant was entitled to receive the “target” bonus amount set forth in the participant’s employment agreement. If consolidated 2008 adjusted EBITDA reached the specified “maximum” level, then the participant was entitled to receive the “maximum” bonus amount set forth in the participant’s employment agreement. Bonus payouts under the 2008 Performance Bonus Plan were to be increased on a pro rata basis to the extent that our consolidated adjusted EBITDA exceeded the minimum threshold for one bonus tier, but did not meet the minimum threshold for the next higher bonus tier. In no event, however, were the participants to receive a bonus that exceeded the maximum bonus amount set forth in the participant’s employment agreement. The bonus amounts payable upon the achievement of the annual “target” adjusted EBITDA goal and the annual “maximum” adjusted EBITDA goal in 2008 are set forth as a percentage of base salary in each named executive officer’s employment agreement.
     The annual “target” and “maximum” adjusted EBITDA goals under the 2008 Performance Bonus Plan were established by the Compensation Committee in December 2007 after the Board of Directors completed its annual financial planning and budgeting process. Since it is the primary measure we use to measure and manage our operating performance, the Compensation Committee believed that adjusted EBITDA was the most appropriate financial measure to which bonus payments under the plan should be linked. In setting these performance objectives, the “target” adjusted EBITDA goal was lowered for 2008 as compared to 2007 because our contract under the demonstration project with the Centers for Medicare & Medicaid Services was expiring in March 2008, and we did not expect to receive any significant additional revenues from the demonstration project in 2008. However, the Compensation Committee raised the “maximum” adjusted EBITDA goal for 2008, both in absolute terms and as a percentage of the “target” adjusted EBITDA goal, from approximately 115% of the target goal to approximately 135% of the target goal. For 2008, the “target” adjusted EBITDA goal was $35.10 million and the “maximum” adjusted EBITDA goal was $47.26 million. We exceeded the “target” adjusted EBITDA goal for 2008, therefore entitling the participants, including our named executive officers, to receive annual performance bonuses under the Performance Bonus Plan.
     Upon our achievement of the “target” and “maximum” adjusted EBITDA goals, our named executive officers were entitled to receive the following bonus amounts (reflected as a percentage of base salary) under the 2008 Performance Bonus Plan:

	Target Bonus	Maximum Bonus
Name	(% of Base Salary)	(% of Base Salary)
James B. McCurry	70%	140%
Peter Limeri*	50%	100%
Bradley T. Roos*	50%	100%
Larry Robinson*	50%	100%
N. Lee White	40%	80%

*	Reflects an increase from applicable percentages of 40% and 80% in 2006 and 2007.
If the Company’s performance fell between the “target” and “maximum” adjusted EBITDA goals, our named executive officers were entitled to receive an amount between the “target” and “maximum” bonus amounts, according to a formula established by the Compensation Committee.
     Since the Company exceeded its annual “target” adjusted EBITDA performance goal for 2008, each of the named executive officers earned the following bonus amounts as a result of their participation in the 2008 Performance Bonus Plan:

Named Executive Officer	2008 Bonus Amount
James B. McCurry	$372,158	*
Peter Limeri	$174,300
Bradley T. Roos	$187,663
Larry Robinson	$243,595
N. Lee White	$151,060

*	Mr. McCurry’s bonus reflected is his annual performance bonus under the 2008 Performance Bonus Plan pro-rated through November 30, 2008.
     In addition to our named executive officers, approximately 80 current U.S. and international employees participated in the 2008 Performance Bonus Plan. We paid approximately $3.6 million in cash bonuses to the participating employees based on the Company’s level of EBIDTA performance in 2008.
Long-Term Equity Incentive Compensation
     Issuance of Stock Options and Restricted Stock. Prior the adoption of the 2008 Equity Incentive Plan, we granted stock options and restricted stock awards under the Amended Stock Incentive Plan (the “Stock Incentive Plan”) to our named executive officers and other key management personnel responsible for the growth of the Company. In connection with the 2008 annual meeting of shareholders, the Board of Directors recommended that the shareholders adopt the 2008 Equity Incentive Plan because of the limited number of shares available for future issuance under the Stock Incentive Plan and the impending expiration date of the current Stock Incentive Plan in June 2008. Our shareholders approved the 2008 Equity Incentive Plan on May 29, 2008. The 2008 Equity Incentive Plan expires on March 25, 2018, and permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards.
     As a result of the equity grants under the MIP in 2006 (as discussed below), the Compensation Committee did not grant any stock options or restricted stock to our named executive officers in 2006 or 2007. In 2008, however, the Compensation Committee determined that we should provide long-term incentive compensation to our key officers, including our named executive officers, in the form of service-based restricted stock, performance-based restricted stock, and time-vesting stock options. The Compensation Committee believes that this three-part approach to long-term incentive compensation provides appropriate long-term incentives from both executive retention and Company performance perspectives. Since a key officer will benefit from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of the key officers with those of shareholders and ensure that key officers achieve gains only to the extent that share value has appreciated. The performance-based restricted stock is designed to focus key officers on the achievement of specific financial goals over a three-year performance period, which correlates restricted stock vesting to intermediate-term operating performance. The performance-based restricted stock vests only if performance goals are attained, and this generally supports the objective of ensuring financial efficiency in the overall compensation program. Service-based restricted stock which vests over three years serves the dual objectives of aligning key officers’ interests with stockholders by creating an ownership interest and attracting and retaining highly skilled executives. The retention objective is further supported through the three-year time vesting schedule in the stock option awards and the three-year financial performance objective included in the performance-based restricted stock awards.
     In considering the specific allocation between various elements of long-term incentive compensation for 2008, the Compensation Committee analyzed market data with respect to the allocation of various types of long-term incentive compensation. Overall, the Compensation Committee established the awards at levels designed to place the executives between the 50th and 75th percentile of the market with respect to total direct compensation.
     On September 17, 2008, the Compensation Committee made grants of equity incentive awards to certain of our officers and employees, including the grants of restricted stock and non-qualified stock options to the following named executive officers:
Shares of Restricted Stock

	Service-	Performance-	Non-Qualified
Name	Based Shares	Based Shares	Options
Peter Limeri	16,222	18,333	12,222
Bradley T. Roos	16,784	19,739	13,159
Larry Robinson	19,138	25,622	17,081
     Given that Mr. McCurry had previously announced his intention to resign from the Company, Mr. McCurry did not receive an equity award in September 2008. In recognition of the need for additional retention measures for certain of our key officers during the search process for a new CEO and our transition to a new CEO, in September 2008, the Compensation Committee awarded additional service-based restricted stock to Messrs. Limeri, Roos and Robinson and certain other executive officers as an incentive for such individuals to remain with the Company. These “retention” awards are included in the table presented above.
     The service-based restricted shares granted on September 17, 2008 will vest in three equal installments on each of September 17, 2009, 2010 and 2011. The performance-based restricted shares will vest in part if the Company exceeds a cumulative minimum Adjusted EBITDA threshold (the “Minimum Adjusted EBITDA”) which was established by the

Compensation Committee on the grant date for the three-year period ending December 31, 2011 (the “Measurement Period”) and will fully vest if the Company achieves a significantly higher cumulative Adjusted EBITDA objective for the Measurement Period (the “Target Adjusted EBITDA”). In the event the Company does not achieve the Target Adjusted EBITDA, the number of performance-based restricted shares that vest will be on a pro-rata basis, based on the amount by which the Company’s actual cumulative Adjusted EBITDA for the Measurement Period exceeds the Minimum Adjusted EBITDA. The Target Adjusted EBITDA amounts described above will be very challenging for us to achieve as it will require significant increases in our Adjusted EBITDA performance. Unvested shares of restricted stock with performance-based vesting will be forfeited in the event the officer ceases to be employed by the Company. In accordance with the terms of the officers’ respective employment agreements, however, unvested shares of restricted stock with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. All shares of restricted stock will become 100% vested upon a change of control.
     The non-qualified stock options granted on September 17, 2008, will vest in three equal installments on each of September 17, 2009, 2010 and 2011 and will expire on September 16, 2015. In accordance with the terms of the officers’ respective employment agreements, all unvested options will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company terminates for any other reason, all unvested options are immediately forfeited. The options will become 100% vested upon a change of control. It is our standard practice to grant options with an exercise price equal to the closing price our common stock on the date of grant. The non-qualified stock options have a seven year term, and an exercise price of $9.51, which was the closing price of our common stock on the date of the grant.
     Issuance of Performance Units under Management Incentive Plan. In 2006, as contemplated by our financial restructuring, we modified the long-term incentive program for key officers to include a performance share component to complement stock option and restricted stock awards under the Stock Incentive Plan. This component of our long term incentive program, the MIP, contains the material terms that were delineated for such plan in the Restructuring Support Agreement that we entered into with certain of our bondholders as part of the financial restructuring. The MIP was approved by the independent members of the Board of Directors and the Compensation Committee, subject to the approval of our shareholders. In August 2006, our shareholders approved the adoption of the MIP. Under the MIP, the Compensation Committee may award “performance units” to key officers and other “key employees,” as determined in the sole discretion of the Compensation Committee. In September 2006, the Compensation Committee granted performance units to Mr. McCurry, our Chief Executive Officer and President at that time, and to Messrs. Limeri, Roos, Robinson and White. In December 2007, the Compensation Committee, in light of the extension of the transition rule under Section 409A of the Internal Revenue Code of 1976, approved amendments to the outstanding 2006 MIP awards that permitted each executive to change the payment schedule for his or her vested performance units.
     Each performance unit entitles the holder, after the vesting of such performance unit, to receive on the “payment date” the “fair market value” of one share of our common stock on the payment date, subject to applicable tax withholding. The “payment dates” are established by each participant’s performance unit agreement. The Compensation Committee has determined that the “fair market value” is equal to the closing price of our common stock on the applicable payment date. Payments for vested performance units on the payment date are to be made 40% in cash and 60% in shares of common stock of the Company.
     At the time of the adoption of the MIP and in accordance with the terms of the Restructuring Support Agreement that was entered into with certain of our bondholders in March 2006, 40% of the performance units available for issuance under the MIP were reserved for issuance to the Chief Executive Officer. Under the terms of Mr. White’s employment agreement, we agreed to use our best efforts to ensure that Mr. White participated in the MIP at a level no less than the participation level of the members of our other executive officers, and the agreement contemplated that Mr. White would receive grants of performance units under the MIP equal to 12.5% of the common stock reserved for issuance under the plan. With respect to the other named executive officers listed below, the Compensation Committee determined the amount of performance units to be awarded based upon the recommendation of the Chief Executive Officer.
     On September 29, 2006, the Compensation Committee approved the following awards of MIP performance units to our named executive officers:

MIP
Name	Performance Units
James B. McCurry	295,048
Peter Limeri	73,762
Bradley T. Roos	55,322
Larry Robinson	55,322
N. Lee White	92,203
     Until payout, the performance units are subject to anti-dilution adjustments for certain corporate events, such as the conversions into common stock of the Company’s Series A Preferred Stock and 10% Senior Convertible Notes which occurred in 2006 and 2007. In 2006 and 2007, as a result of the conversion into common stock of the Company’s Series A Preferred Stock and 10% Convertible Notes, additional performance units accrued to our named executive officers as follows:

Accrued
Name	Performance Units
James B. McCurry	661,335
Peter Limeri	165,334
Bradley T. Roos	124,001
Larry Robinson	124,001
N. Lee White	206,668
     One half of the performance units vested upon the grant of such performance units, and one half vested in installments equal to 1/36th of the total number of performance units granted beginning October 17, 2006 and continuing on the 17th day of each succeeding month such that the performance units became fully vested in March 2008.

     The following is a schedule of performance unit payouts:

	Percentage of Performance	Percentage of Performance
	Units Paid	Units Payable
	&	&
Name	Payment Dates	Future Payment Dates
James B. McCurry	25% paid on April 30, 2008	75% to be paid in June 2009*

Peter Limeri	None paid to date	50% payable on April 30, 2009
25% payable on April 30, 2010
25% payable on April 30, 2011

Bradley T. Roos	25% paid on April 30, 2008	25% payable on April 30, 2009
25% payable on April 30, 2010
25% payable on April 30, 2011

Larry Robinson	25% paid on April 30, 2008	25% payable on April 30, 2009
25% payable on April 30, 2010
25% payable on April 30, 2011

N. Lee White	25% paid on April 30, 2008	75% to be paid in July 2009*

*	As a result of separation from service on November 30, 2008 (McCurry) and December 31, 2008 (White).
     As noted above, on April 30, 2008, we settled a portion of the performance units in accordance with the various officers’ individual payout schedules. Such settlements resulted in the issuance of shares of the Company’s common stock (60% of the value of the settled performance units) and cash (40% of the value of the settled performance units) to Messrs. McCurry, Roos, Robinson and White, as follows:

	No. of Shares of
Name	Common Stock	Cash Payments
James B. McCurry	143,457	$946,824
Bradley T. Roos	26,898	$177,535
Larry Robinson	26,898	$177,535
N. Lee White	44,830	$295,890
The total value of the performance units was calculated based upon the closing price of our common stock on The NASDAQ Global Select Market on April 30, 2008 of $9.90.
Employment and Severance Arrangements
     On November 28, 2008, we entered into new executive employment agreements with Messrs. Limeri, Roos and Robinson. These new employment agreements were entered into primarily in order to standardize the terms of employment for our named executive officers. Other than the increase of Mr. Limeri’s base salary from $260,000 to $300,000 and the increase in the percentage of base salary payable upon achieving the “target” and “maximum” performance targets under our Performance Bonus Plan, many of the material terms of the new employment agreements are substantially similar to the material terms of the named executive officers’ previous employment arrangements. Each of these agreements is described in more detail below.
     Mr. Limeri’s executive employment agreement provides for him to serve as the Company’s Chief Financial Officer and Treasurer at an annual salary of $300,000 for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Limeri will be eligible to earn an annual performance bonus under the Company’s Performance Bonus Plan as described above under “Cash Bonus- 2008 Performance Bonus Plan.” Mr. Limeri’s executive employment agreement provides for standard expense reimbursement, vacation time, and other standard executive benefits. In addition, Mr. Limeri’s executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Limeri is also eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Limeri in the event of the termination of his employment.
     Mr. Robinson’s executive employment agreement provides for him to serve as the Company’s Senior Vice President and President – Americas at an annual salary of $419,269 for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Robinson will be eligible to earn an annual performance bonus under the Company’s Performance Bonus Plan as described above under “Cash Bonus- 2008 Performance Bonus Plan.” Mr. Robinson’s executive employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits. Under the terms of Mr. Robinson’s executive employment agreement, Mr. Robinson also receives the following additional compensation in connection with his assignment to Dallas, Texas:
•	a housing allowance;

•	a one-time relocation allowance;

•	a payment to cover certain out of pocket medical expenses related to his assignment to the United States;

•	reimbursement of applicable costs for a work permit/visa;

•	an auto allowance;

•	tax preparation assistance; and

•	a benefit to protect him against any incremental tax liability from living in the United States as compared to Canada.
     In addition, Mr. Robinson’s executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Robinson is also eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Robinson in the event of the termination of his employment.

     Mr. Roos’ executive employment agreement provides for him to serve as the Company’s Senior Vice President and President – Europe and Asia Pacific at an annual salary of $323,000 for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Roos will be eligible to earn an annual performance bonus under the Company’s Performance Bonus Plan as described above under “Cash Bonus- 2008 Performance Bonus Plan.” Mr. Roos’ executive employment agreement provides for standard expense reimbursement, vacation time, and other standard executive benefits. Under the terms of Mr. Roos’ executive employment agreement, Mr. Roos also receives the following additional compensation in connection with his international assignment in the United Kingdom:
•	occupation of a house leased by the Company;

•	two home travel leaves per calendar year for Mr. Roos and his family;

•	tax consultation and preparation assistance;

•	an education allowance for Mr. Roos’ children to attend the American school; and

•	an annual tax equalization benefit designed to ensure that Mr. Roos bears a total tax liability approximately equivalent to the tax liabilities he would have incurred if working for the Company in the United States.
     In addition, Mr. Roos’ executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Roos is also eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. See “Potential Payments Upon Termination Or Change of Control” below for more information regarding severance payments payable to Mr. Roos in the event of the termination of his employment. The Company has reported that Mr. Roos will be leaving the Company effective May 8, 2009.
     On December 1, 2008, in connection with Mr. McCurry’s resignation, we entered into a Release Agreement with Mr. McCurry which superseded and replaced Mr. McCurry’s employment agreement. In accordance with the terms of his employment agreement, the Release Agreement provided, among other things, that the Company pay to Mr. McCurry a pro-rated portion (through November 30, 2008) of the 2008 annual incentive bonus that Mr. McCurry would have received had he remained employed with the Company in accordance with the 2008 Performance Bonus Plan. Mr. McCurry also released and fully discharged, except for certain specified preserved rights, the Company and its subsidiaries and their officers and directors from all claims, rights and causes of action of all nature, known and unknown, in any way arising out of, connected with or related to his employment. Other than the right to receive a pro-rated portion of the 2008 annual incentive bonus under the 2008 Performance Bonus Plan, Mr. McCurry did not receive any other severance benefits from the Company in connection with his departure from the Company.
     On November 30, 2008, we entered into a Separation Agreement with Mr. White, the Company’s Executive Vice President. The Separation Agreement superseded and replaced Mr. White’s employment agreement. The Company and Mr. White agreed in the Separation Agreement that Mr. White’s employment would end effective December 31, 2008. The Separation Agreement provided, among other things, that in accordance with the terms of his employment agreement with the Company, Mr. White would receive severance payments in an amount equal to his current salary for 26 bi-weekly pay periods following December 31, 2008. Mr. White will also receive the 2008 annual incentive bonus that he would have received for calendar year 2008 had he remained employed until the time of payment. Mr. White also agreed to provide consulting services to the Company at no charge until March 31, 2009, after which the Company would pay Mr. White a consulting fee of $150 per hour, as well as reimbursement for reasonable out-of-pocket expenses; however, we do not anticipate that Mr. White will be providing any such consulting services after March 31, 2009. As a condition to the receipt of his severance benefits, Mr. White also entered into a Release Agreement that provided, among other things, that Mr. White released and fully discharged, except for certain specified preserved rights, the Company and its subsidiaries and their officers and directors from all claims, rights and causes of action of all nature, known and unknown, in any way arising out of, connected with or related to his employment.
     On January 8, 2009, we entered into an executive employment agreement with Mr. Bahl, the Company’s Chief Executive Officer and President. The term of Mr. Bahl’s executive employment agreement is four years, which will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least 90 days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Bahl’s executive employment agreement provides for an annual base salary of $600,000 and that Mr. Bahl will be eligible for an annual target performance bonus equal to 100% of his annual base salary and a maximum performance bonus equal to 150% of his annual base salary under the Company’s Performance Bonus Plan, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Bahl will also be eligible to receive an additional one-time, cash bonus in the aggregate amount of $1 million payable on the last regular payroll date in July 2010, subject to Mr. Bahl’s continued employment until such time. Under the terms of his executive employment agreement, Mr. Bahl received a one-time, equity inducement grant of an aggregate of 296,296 non-qualified stock options and 344,445 shares of restricted stock. In addition, Mr. Bahl’s executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Bahl is also eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Bahl’s executive employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits. Finally, the Company provided Mr. Bahl with relocation benefits in an amount up to $75,000 in connection with his relocation to Atlanta, Georgia.
401(k) Plan
     We currently sponsor a 401(k) plan for all of our eligible employees. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $15,500 in 2008) imposed by the Code. We may also in our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. In 2008, we made matching contributions to the named executive officers that participated in the 401(k) plan, which amounts are included under the heading “All Other Compensation” in the “Summary Compensation Table” under “Executive Compensation.” The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the vested balance in the participant’s account. Under the 401(k) Plan, the vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1/2, retirement, total and permanent disability or death. Participants may also make in-service withdrawals from their pre-tax contributions under the plan for certain specified instances of hardship.
Perquisites
     We provide our named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with our overall compensation program. In 2008, we provided perquisites to Mr. Roos and Mr. Robinson, who were working for at least a portion of the year outside of the United States. In addition, in 2008, we granted Mr. Robinson certain perquisites in connection with his re-assignment from Canada to Dallas, Texas. The perquisites made available to Mr. Roos and Mr. Robinson are described above under “Employment and Severance Arrangements,” and include housing assistance, relocation expenses, tax preparation expenses and tax equalization payments.
Income Deduction Limitations
     Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain “performance-based” compensation that complies with the requirements of Section

162(m) is not included in the calculation of the $1 million cap. The Compensation Committee generally considers Section 162(m)’s conditions for deductibility when structuring compensation arrangements for its officers, including the named executive officers. However, it is also true that we need flexibility to pursue our incentive and retention objectives, even if this means that a portion of executive compensation may not be deductible by the Company. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and will likely do so in the future under appropriate circumstances.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE Patrick G. Dills, Chairman David A. Cole Philip J. Mazzilli, Jr.
     Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION
     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the Interim Chief Executive Officer, the Chief Financial Officer and the other three most highly paid executive officers of the Company in 2008 (collectively, the “named executive officers”). Mr. Bahl, the Company’s current President and Chief Executive Officer did not join the Company until January 2009, and as such did not receive any compensation from the Company for 2008 or years prior.
Summary Compensation Table for 2008

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
		($)	($)	($)(2)	($)(3)	($)(4)	($)	($)
James B. McCurry	2008	463,942	—	(260,098)	—	372,158	—	576,002
Chairman, President and	2007	500,000	—	8,422,592	—	700,000	15,708	9,638,300
Chief Executive Officer(1)	2006	500,000	—	1,489,067	2,567,623	700,000	—	5,256,690

Peter Limeri	2008	260,000	—	(189,386)	36,487	174,300	3,000	284,401
Chief Financial Officer(5)	2007	220,000	—	2,105,648	28,332	176,000	3,000	2,532,980
	2006	220,000	—	372,267	28,332	176,000	—	796,599

Bradley T. Roos	2008	323,000	—	(26,317)	7,986	187,663	91,204	583,536
Executive Vice President and	2007	323,000	—	1,620,506	—	258,400	1,031,328	3,233,235
President – Europe(6)	2006	323,000	—	320,455	—	258,400	368,655	1,179,510

Larry Robinson	2008	419,269	—	(31,317)	10,366	243,595	55,785	697,698
Senior Vice President Asia	2007	385,414	—	1,579,254	—	331,740	42,808	2,339,216
Pacific, Latin America and Canada(7)	2006	371,561	—	279,203	—	300,501	38,880	990,145

N. Lee White	2008	325,000	—	(81,281)	—	151,060	3,000	397,779
Executive Vice President – U.S.(8)	2007	325,000	—	2,632,066	—	260,000	—	3,217,066
	2006	168,750	69,808	465,336	—	69,808	4,981	778,683

Patrick G. Dills(9)	2008	35,000	—	—	—	—	—	35,000
Interim Chief Executive Officer and President

(1)	Mr. McCurry resigned from the Company effective November 30, 2008. Mr. McCurry’s reported Option Awards compensation in 2006 relates entirely to an inducement option award granted in connection with his joining the Company in 2005. During 2006, Mr. McCurry voluntarily surrendered for cancellation his option to purchase all shares under the grant, thus causing an acceleration of the related compensation expense. This compensation expense was based on a Black-Scholes calculation of the expected value of the option at the time of its grant. Because of the cancellation of the option, Mr. McCurry has not and will not realize any actual value from the option grant. Mr. McCurry’s All Other Compensation in 2007 relates to reimbursement for attorneys fees and a matching contribution under the Company’s 401(k) Plan.

(2)	Stock Awards compensation reported for all named executive officers relates to awards of restricted stock granted pursuant to the 2008 Equity Incentive Plan and awards of Performance Units granted pursuant to the Company’s 2006 Management Incentive Plan. See “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” for a description of such plans. Mr. Roos’ Stock Awards compensation for 2008, 2007, and 2006 also includes $7,147, $41,252, and $41,252, respectively, related to a restricted stock award granted in 2005. The amounts in this column represent the compensation expense recorded in 2008, 2007, and 2006 computed in accordance with Statements of Financial Accounting Standards No.

123R (“FAS 123R”), “Share-Based Payment.” Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2008. Due to a partial cash settlement feature, portions of Performance Units are considered liability-classified awards, thus negative compensation may result from remeasurement at each balance sheet date based on the market value of the Company’s common stock.

(3)	Represents the compensation expense recorded in 2006, 2007, and 2008 as computed in accordance with Statements of Financial Accounting Standards No. 123R (“FAS 123R”), “Share-Based Payment.” Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2008.

(4)	Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the Company’s Performance Bonus Plans in 2006, 2007, and 2008; which amounts were paid in March 2007, 2008, and 2009, respectively. See “Compensation Discussion and Analysis – Cash Bonus” for a description of the Performance Bonus Plan.

(5)	Mr. Limeri’s reported Option Awards compensation relates to options granted under the 2008 Equity Incentive Plan as well as an inducement option award granted in connection with his joining the Company in 2005. Mr. Limeri’s All Other Compensation represents a matching contribution in 2008 and 2007 under the Company’s 401(k) Plan.

(6)	The Company has reported that Mr. Roos will be leaving the Company effective May 8, 2009. Mr. Roos’ reported All Other Compensation includes education assistance and housing assistance of $86,597 and $1,607, respectively in 2008, $84,986 and $943,341, respectively, in 2007 and $69,030 and $297,875, respectively, in 2006. The amount in 2007 includes $768,995 related to the prepayment of rent for Mr. Roos through 2009. It also includes a $3,000 matching contribution for each of 2008 and 2007 and a $1,750 matching contribution for 2006 under the Company’s 401(k) Plan. Amounts paid for education assistance and housing assistance are paid in the British Pound. For purposes of this proxy statement, such amounts have been converted to the U.S. Dollar using the average of all daily exchange rates for the British Pound to the U.S. Dollar for 2006, 2007, and 2008 (approximately US$1.844, US$2.001, and US$1.850 per British Pound in 2006, 2007, and 2008, respectively).

(7)	Mr. Robinson’s reported All Other Compensation includes a relocation payment of $23,188, life and health insurance related supplements of $29,597 and an auto allowance of $3,000 for 2008, life and health insurance related supplements of $25,445 and an auto allowance of $17,365 for 2007, and life and health insurance related supplements of $22,941 and an auto allowance of $15,939 for 2006. Mr. Robinson’s salary and bonus were paid in the Canadian Dollar during 2006 and 2007 and a portion of 2008. For purposes of this proxy statement, such amounts have been converted to the U.S. Dollar using the average of all daily exchange rates for the Canadian Dollar to the U.S. Dollar for 2006, 2007, 2008 (approximately US$0.858, US$0.935, and US$0.986 respectively, per Canadian Dollar).

(8)	Mr. White’s reported Bonus for 2006 represents a discretionary bonus which was paid in March 2007. Mr. White’s reported All Other Compensation for 2008 represents a matching contribution under the Company’s 401(k) Plan and for 2006 relates to a reimbursement for professional services incurred in connection with his employment.

(9)	Mr. Dills served as Interim Chief Executive Officer and President of the Company from December 1, 2008 until January 1, 2009.
Employment Agreements
     The Company has entered into employment agreements with all of its current named executive officers, the terms of which are described under “Compensation Discussion and Analysis- Employment and Severance Agreements.”

Potential Payments Upon Termination or Change of Control
     Under the terms of the employment agreements and other arrangements with its named executive officers, the Company has agreed to make severance payments to the named executive officers upon the termination of their employment. The following table shows the estimated payments and benefits for each named executive officer under the various employment termination scenarios set forth in their respective employment agreements assuming the triggering event took place on December 31, 2008. The payments to be made to Messrs. McCurry and White in connection with their separation from the Company are described below. In accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Notwithstanding the amounts described below, other than accrued obligations, an executive’s right to receive any payments or benefits upon termination of his employment is contingent upon the executive’s executing a separation and release agreement in a form acceptable to the Company.

		Termination	Termination
		without Cause or	without Cause or		Death, Disability
		Resignation with Good	Resignation with Good		or Resignation
		Reason- No Change of	Reason-Change of	Termination	without Good
Name	Benefit	Control(1)	Control(2)	with Cause(3)	Reason(4)
		($)	($)	($)	($)
Peter Limeri	Severance Payment	300,000	450,000	—	—
	Bonus	174,300	174,300	—	174,300
	Health Care Coverage	11,777	17,666	—	—
	Vested Options and Restricted Stock	214,014	388,361	—	—
	Outplacement Services	20,000	20,000	—	—

Bradley T. Roos(5)	Severance Payment	323,000	484,500	—	—
	Bonus	187,663	187,663	—	187,663
	Health Care Coverage	13,378	20,068	—	—
	Vested Options and Restricted Stock	219,607	407,325	—	—
	Outplacement Services	20,000	20,000	—	—
	Relocation Benefits(5)	65,906	65,906	—	—

Larry Robinson	Severance Payment	516,023	628,903	—	—
	Bonus	243,595	243,595	—	243,595
	Health Care Coverage	6,012	7,327	—	—
	Vested Options and Restricted Stock	262,289	505,955	—	—
	Outplacement Services	20,000	20,000	—	—

(1)	Other than within two years after a change of control, if a named executive officer: (x) terminates his employment for good reason (y) is terminated by the Company without cause (as defined in the Employment Agreements), or (z) terminates his employment upon the Company’s failure to renew the Agreement, then the named executive officer is entitled to the following: (i) payment of the named executive officer’s annual base salary for the period equal to the greater of one year or the sum of four weeks for each full year of continuous service the named executive officer has with the Company (the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which the named executive officer’s employment termination occurs; (iii) continuation of health care plan coverage for the Severance Period; (iv) payment of accrued obligations; (v) vesting in full of the named executive officer’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on the continued employment of the named executive officer, as well as the continuation of outstanding stock options, until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services.

(2)	If a termination described in footnote (1) above occurs within two years of a change of control, then the named executive officer would receive the same payments and benefits except that (i) the payment of the named executive officer’s annual base salary shall be for the period equal to the greater of 18 months or the sum of four weeks for each full year of continuous service the named executive officer has with the Company (the “Change in Control Severance Period”), (ii) the named executive officer’s health care plan coverage shall continue for the Change in Control Severance Period, and (iii) in addition to the equity vesting and term benefits described in footnote (1) above, the performance-based restricted stock would have become fully vested upon the Change in Control.

(3)	If the Company terminates a named executive officer employment for cause, the Employment Agreements terminate and the Company will have no further obligations to the named executive officer other than to pay accrued obligations, which shall not include any bonus otherwise payable to the named executive officer.

(4)	If the named executive officer’s employment is terminated for reason of death or incapacity he shall be entitled to receive payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days the executive is employed for the year. If a named executive officer resigns without good reason, he is entitled to receive any bonus earned for any completed fiscal year of the Company which has not been paid as of the date of the executive’s resignation. Bonus amounts reflected in this column represent bonuses earned in 2008 which were payable in 2009 only if the named executive officer completed a full year of service in 2008.

(5)	The Company has reported that Mr. Roos will be leaving the Company effective May 8, 2009. As of December 31, 2008, upon any termination of Mr. Roos without cause (initiated by the Company), the Company was required to reimburse Mr. Roos for certain costs relating to his relocation to the United States, as well as temporary living expenses up to 60 days.
In connection with the Release Agreement with Mr. McCurry, the Company will pay to Mr. McCurry $372,158 on or about June 1, 2009, such amount to constitute the pro-rated portion through November 2008 of Mr. McCurry’s 2008 annual performance bonus. In connection with the Separation Agreement with Mr. White, the Company will make severance payments in the amount of $12,500 for 26 bi-weekly pay periods following December 31, 2008, his 2008 full year annual performance bonus of $151,060, and $11,365 for continued medical coverage.

Plan-Based Awards
     The following tables set forth certain information regarding awards made under the Company’s various incentive plans. For additional information regarding these incentive plans and awards, please see “Compensation Discussion and Analysis” above.
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2008

									All other	All other		Grant
									Stock	Option		Date
									Awards	Awards:	Exercise	Fair Value
									Number	Number of	Or Base	Of Stock
									of Shares	Securities	Price of	And
	Grant	Estimated Future Payouts Under			Estimated Future Payouts Under				of Stock	Underlying	Option	Option
Name	Date	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards				or Units	Options	Awards	Awards(5)
		Threshold	Target	Maximum	Threshold	Target		Maximum			($/Sh)	($)
		($)	($)	($)	(#)	(#)		(#)
James B. McCurry	—	160,137	320,274	640,548	—	—		—	—	—	—	—

Peter Limeri	—	75,000	150,000	300,000	—	—		—	—	—	—	—
	9/17/08	—	—	—	—	—		—	—	12,222 (4)	9.51	77,353
	9/17/08	—	—	—	—	18,333	(2)	—	16,222 (3)	—	—	328,618

Bradley T. Roos	—	80,750	161,500	323,000	—	—		—	—	—	—	—
	9/17/08	—	—	—	—	—		—	—	13,159 (4)	9.51	83,283
	9/17/08	—	—	—		19,739	(2)	—	16,784 (3)	—	—	347,334

Larry Robinson	—	104,817	209,635	419,269	—	—		—	—	—	—	—
	9/17/08	—	—	—	—	—		—	—	17,081 (4)	9.51	108.106
	9/17/08	—	—	—	—	25,622	(2)	—	19,138 (3)	—	—	425,668

N. Lee White	—	65,000	130,000	260,000	—	—		—	—	—	—	—

(1)	The Threshold, Target and Maximum Payouts reported for all named executive officers were based upon the Company’s attainment of specified adjusted EBITDA levels as defined in the Company’s 2008 Performance Bonus Plan. The Company exceeded the specified “target” levels but did not achieve the maximum level under the 2008 Performance Bonus Plan. The payouts for each of the named executive officers are as follows: Mr. McCurry: $372,158, Mr. Limeri: $174,300, Mr. Roos: $187,663, Mr. Robinson: $243,595, and Mr. White: $151,060. The amounts in the preceding sentence were paid to Messrs. Limeri, Roos, and Robinson in March 2009 and the amounts will be paid to Mr. McCurry and Mr. White in June 2009 and July 2009, respectively, in accordance with Section 409A of the Internal Revenue Code. See “Compensation Discussion and Analysis – Cash Bonus” for a description of the 2008 Performance Bonus Plan.

(2)	Grant of restricted stock pursuant to the 2008 Equity Incentive Plan which vests subject the Company’s meeting a cumulative Adjusted EBITDA target for the three-year period ending December 31, 2011.

(3)	Grant of restricted stock pursuant to the 2008 Equity Incentive Plan, which vests in three equal installments on each of September 17, 2009, 2010 and 2011.

(4)	Grant of options pursuant to the 2008 Equity Incentive Plan which vests in three equal installments on each of September 17, 2009, 2010, and 2011.

(5)	Computed in accordance with Statements of Financial Accounting Standards No. 123R (“FAS 123R”), “Share-Based Payment.” Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
							Equity	Awards:
							Incentive	Market or
							Plan Awards:	Payout
						Market	Number of	Value of
	Number of	Number of			Number	Value of	Unearned	Unearned
	Securities	Securities			of Shares	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			or Units	Units of	or Other	or Other
	Unexercised	Unexercised	Option	Option	of Stock	Stock that	Rights that	Rights that
	Options:	Options:	Exercise	Expiration	that Have	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Not Vested	Vested	Vested	Vested
	(#)	(#)	($)		(#)	($)(1)	(#)	($)(1)
James B. McCurry	—	—	—	—	—	—	—	—

Peter Limeri	9,375 (2)	40,625 (2)	2.80	11/11/2012	16,222 (4)	66,185	18,333 (4)	74,799
	—	12,222 (3)	9.51	09/16/2015	—	—	—	—

Bradley T. Roos	—	—	—	—	16,784 (5)	68,479	19,739 (5)	80,535
	2,000	—	184.69	03/01/2010	—	—	—	—
	2,500	—	41.60	02/25/2009	—	—	—	—
	1,500	—	49.50	03/05/2010	—	—	—	—
		13,159 (3)	9.51	09/16/2015	—	—	—	—

Larry Robinson	—	—	—	—	19,138 (6)	78,083	25,622 (6)	104,538
	1,125	—	221.67	01/20/2009	—	—	—	—
	600	—	257.50	01/05/2010	—	—	—	—
	750	—	41.60	02/25/2009	—	—	—	—
	750	—	49.50	03/05/2010	—	—	—	—
	—	17,081 (3)	9.51	09/16/2015	—	—	—	—

N. Lee White	—	—	—	—	—	—	—	—

(1)	Based on $4.08 per share; the closing market price of the Company’s common stock on December 31, 2008.

(2)	Mr. Limeri’s options were granted in two tranches, the first of which, pertaining to 12,500 shares vests over four years. The second tranche is subject to specific performance criteria and will become exercisable in three tiers of 12,500 shares each, as follows: Tier 1 will become exercisable at any time after July 29, 2006, if the closing market price per share of the Company’s common stock is $45.00 or higher for 45 consecutive trading days after July 29, 2006. Tier 2 will become exercisable at any time after July 29, 2007, if the closing market price per share of the Company’s common stock is $65.00 or higher for 45 consecutive trading days after July 29, 2007. Tier 3 will become exercisable at any time after July 29, 2008, if the closing market price per share of the Company’s common stock is $80.00 or higher for 45 consecutive trading days after July 29, 2008. These options were granted as an inducement outside of an equity incentive plan.

(3)	These options will vest in three equal installments on each of September 17, 2009, 2010 and 2011. Unvested options will terminate in the event the officer ceases to be employed by the Company. The options will become 100% vested upon a change of control.

(4)	Grant of restricted stock, of which 16,222 shares will vest in three equal installments on each of September 17, 2009, 2010 and 2011. Vesting of the remaining 18,333 shares is subject the Company’s meeting a cumulative Adjusted EBITDA target for the three-year period ending December 31, 2011. Unvested shares of restricted stock with performance-based vesting will be forfeited in the event the officer ceases to be employed by the Company. In accordance with the terms of the officers’ respective employment agreements, however, unvested shares of restricted stock with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. All shares of restricted stock will become 100% vested upon a change of control.

(5)	Grant of restricted stock, of which 16,784 shares will vest in three equal installments on each of September 17, 2009, 2010 and 2011. Vesting of the remaining 19,739 shares is subject the Company’s meeting a cumulative Adjusted EBITDA target for the three-year period ending December 31, 2011. Unvested shares of restricted stock with performance-based vesting will be forfeited in the event the officer ceases to be employed by the Company. In accordance with the terms of the officers’ respective employment agreements, however, unvested shares of restricted stock with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. All shares of restricted stock will become 100% vested upon a change of control.

(6)	Grant of restricted stock, of which 19,138 shares will vest in three equal installments on each of September 17, 2009, 2010 and 2011. Vesting of the remaining 25,622 shares is subject the Company’s meeting a cumulative Adjusted EBITDA target for the three-year period ending December 31, 2011. Unvested shares of restricted stock with performance-based vesting will be forfeited in the event the officer ceases to be employed by the Company. In accordance with the terms of the officers’ respective employment agreements, however, unvested shares of restricted stock with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. All shares of restricted stock will become 100% vested upon a change of control.
STOCK VESTED
FOR FISCAL YEAR 2008

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting
	(#)(1)	($)(2)
James B. McCurry	79,698	325,168
Peter Limeri	19,925	81,294
Bradley T. Roos	17,444	71,171
Larry Robinson	14,944	60,971
Lee White	24,906	101,616

(1)	Except for Mr. Roos, reported amount represents the portion of Performance Units granted pursuant to the Company’s 2006 Management Incentive Plan that vested during 2008. Mr. Roos’ amount represents both Performance Units and 2,500 shares of restricted stock which cliff vested on March 4, 2008.

(2)	Based on $4.08 per share; the closing market price of the Company’s common stock on December 31, 2008. The actual amounts to be realized by the named executive officers upon settlement of the vested Performance Units are dependent upon the fair value of the common stock at the future settlement dates.
CERTAIN TRANSACTIONS
     We may enter into business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between the Company and any of our directors or officers occur, the transaction:
•	will be on substantially the same terms, including as those prevailing at the time for comparable transactions with unrelated parties;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.

     As required by Nasdaq Listing Standards Rule 4350(h) and the Company’s Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee. For purposes of this review and approval, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Messrs. Cole, Dills and Mazzilli currently comprise the Compensation Committee. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal 2008.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
AND CERTAIN EXECUTIVE OFFICERS
     The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 15, 2009, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the current Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

	Total Beneficial	Percent of Shares
Beneficial Owner	Ownership	Beneficially Owned(1)
Blum Capital Partners, L.P.(2)	3,781,462	17.13%
909 Montgomery St., Ste. 400 San Francisco, CA 94133

JANA Partners LLC(3)	2,297,932	10.41%
767 Fifth Avenue, 8th Floor New York, NY 10153

Renaissance Technologies LLC(4)	1,300,701	5.89%
800 Third Avenue New York, NY 10022

Weintraub Capital Management, L.P.(5)	1,521,200	6.85%
44 Montgomery St., Ste. 4100 San Francisco, CA 94104

Barclays Global Investors, NA (6)	1,412,128	6.39%
400 Howard Street San Francisco, CA 95105

(1)	Applicable percentage ownership at April 15, 2009 is based upon 22,068,725 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 15, 2009 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)	Blum Capital Partners, L.P., a California limited partnership (“Blum L.P.”); Richard C. Blum & Associates, Inc., a California corporation (“RCBA Inc.”); Blum Strategic GP, L.L.C., a Delaware limited liability company (“Blum GP”); Blum Strategic GP II, L.L.C., a Delaware limited liability company (“Blum GP II”); and Blum Strategic Partners II, L.P. (“Blum Strategic II”), a Delaware limited partnership, are referred to herein as the “Blum Reporting Persons.” Blum L.P.’s principal business is acting as a general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission. Voting and investment power concerning the above shares are held solely by Blum LP, Blum GP and Blum GP II. The Reporting Persons may be deemed to have beneficial ownership of an aggregate of 3,781,462 shares of Common Stock. As the sole general partner of Blum LP, RCBA Inc. may be deemed to be the beneficial owner of the securities of which Blum LP has voting and investment power. Information is based on publicly reported holdings as of the date of the most recently filed amendment to Schedule 13D, as filed on January 5, 2009.

RBCA Inc., Blum LP, Blum GP and GP II disclaim beneficial ownership over the shares except to the extent of their pecuniary interest therein.

(3)	Information is based on publicly reported holdings as of the date of the most recently filed amendment to Schedule 13G, as filed on February 17, 2009.

(4)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 13, 2009. Renaissance Technologies LLC (“RTC”) and James H. Simon (“Simon”) are referred to as the Reporting Persons. The reporting persons may be deemed to beneficially own 1,300,701 shares. Simon is deemed to beneficially own the shares owned by RTC because of Simon’s position as a control person of RTC.

(5)	Information is based on publicly reported holdings as of the date of the most recently filed amendment to Schedule 13G, as filed on February 17, 2009. Weintraub Capital Management, L.P. (“Capital”) is a registered investment adviser. Weintraub Capital Management GP, LLC (“GP”) is the general partner of Weintraub Capital Management, L.P. and Jerald M. Weintraub (“Weintraub”) is the manager of Weintraub Capital Management GP, LLC. Each of Capital, GP, and Weintraub report that they may be deemed to beneficially own 1,521,200 shares. Prism Partners IV Leveraged Offshore Fund (“Prism”) reports that it may be deemed to beneficially own 1,139,172 shares. The address of Prism is c/o Citi Hedge Fund Services, Ltd., Hemisphere House, 9 Church Street, Hamilton, HM11, Bermuda. The filers filed the Schedule 13G jointly, but not as members of a group and each of them expressly disclaims membership in a group. Each filer disclaimed beneficial ownership of the Stock except to the extent of that filer’s pecuniary interest therein. In addition, the filing of the Schedule 13G on behalf of Prism should not be construed as an admission that it is, and it disclaims that it is, the beneficial owner, as defined in rule 13d-3 under the Act, of any of the securities covered by this Schedule 13G.

(6)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 5, 2009. The Reporting Persons and their applicable beneficial ownership are as follows: Barclays Global Investors, NA 1,052,162 shares; Barclays Global Fund Advisors 359,966 shares; Barclays Global Investors, LTD 0 shares; Barclays Global Investors Japan Limited 0 shares; Barclays Global Investors Canada Limited 0 shares; Barclays Global Investors Australia Limited 0 shares; Barclays Global Investors (Deutschland) AG 0 shares.

Directors, Named Executive Officers and Directors and Officers as a Group:

		Certain
		Shares
	Beneficial	Subject to		Percent of
	Holdings	Options and	Total	Shares
	(Excluding	Other Stock	Beneficial	Beneficially
Beneficial Owner	Options)	Awards(1)	Ownership	Owned(2)
Romil Bahl	344,445	0	344,445	1.56%
David A. Cole	5,565	104,418	109,983	*
Patrick G. Dills	34,465	49,418	83,883	*
Peter Limeri	34,555	118,603	153,158	*
N. Colin Lind(3)	3,786,527	58,418	3,844,945	17.38%
Philip J. Mazzilli, Jr.	15,065	58,418	73,483	*
Larry Robinson	89,634	28,248	117,882	*
Bradley T. Roos	65,921	30,398	96,319	*
Steven P. Rosenberg	5,065	58,418	63,483	*
All current directors and executive officers as a group (13 persons)	4,526,716	575,649	5,102,365	22.53%

*	Represents holdings of less than one percent.

(1)	Represents shares that may be acquired currently or within 60 days after April 15, 2008 through the exercise of stock options and those that will be received upon the settlement of additional Performance Units under the 2006 Management Incentive Plan which is expected to occur on April 30, 2009.

(2)	Applicable percentage ownership at April 15, 2009 is based upon 22,068,725 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 15, 2009 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(3)	Mr. Lind is a Managing Partner of Blum L.P. Mr. Lind has informed the Company that he disclaims beneficial ownership of the shares beneficially owned by Blum L.P., except to the extent of any pecuniary interest therein.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that with respect to 2008, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.

EXECUTIVE OFFICERS
     Each of the executive officers of the Company was appointed by the Board of Directors to serve at the pleasure of the Board of Directors or until their successors are elected or until their earlier resignation, removal or death. The following table lists the current executive officers of the Company and their ages and offices with the Company.

		Period Employed in
Name	Age	Current Position
Romil Bahl, President and Chief Executive Officer	40	Since January 2009

Peter Limeri, Chief Financial Officer and Treasurer	43	Since February 2006

Victor A. Allums, Senior Vice President, General Counsel and Secretary	50	Since May 2006

Jennifer Moore, Senior Vice President –Human Resources	38	Since September 2005

Larry M. Robinson, Senior Vice President and President – Americas	53	Since October 2005

Bradley T. Roos, Senior Vice President and President- Europe and Asia Pacific*	46	Since June 2005

P. David Schroeder, Senior Vice President and Chief Information Officer	54	Since January 2007

James R. Shand, Chief Innovation and Strategy Officer	43	Since March 2009

*	The Company has reported that Mr. Roos will be leaving the Company effective May 8, 2009.
     For biographical information regarding Mr. Bahl, please see “Information About The Class I Directors Whose Terms Will Expire At The 2009 Annual Meeting Of Shareholders” above.
     Peter Limeri, Chief Financial Officer and Treasurer, served as Chief Restructuring Officer from November 2005 to February 2006. Prior to joining the Company, Mr. Limeri served as Chief Financial Officer and Chief Operating Officer of Nationwide Furniture Inc., a portfolio company of Sun Capital Partners, a private equity firm, from May 2004 to November 2005. Prior to that he served as the Chief Financial Officer at Anderson Press, Inc., a publishing and consumer packaged goods company, from December 1999 to April 2004. Before joining Anderson Press, Inc., he served as Vice President-Finance of Cluett American, where he was part of the team that led that company’s financial restructuring and business turnaround.
     Victor A. Allums, Senior Vice President, General Counsel and Secretary, joined the Company in February 2006 and was Senior Vice President and Assistant Secretary prior to his appointment to his current position in May 2006. For nine years prior to joining the Company, Mr. Allums was Senior Vice President and General Counsel of GE Business Productivity Solutions, a subsidiary of General Electric Capital Corporation. Prior to his tenure with GE, he served as Assistant General Counsel of ALLTEL Information Services Healthcare Division. Mr. Allums began his career with the Atlanta law firm of Troutman Sanders.
     Jennifer Moore, Senior Vice President — Human Resources, is responsible for the Company’s domestic and international human resource activities. Before joining the Company, Ms. Moore was Vice President of Human Resources with Howard Schultz & Associates from May 1999 until the Company’s acquisition of it in 2002. Ms. Moore joined the Company as Vice President of Human Resources in January 2002. In April 2004, she became Senior Vice President — Human Resources, US Operations. Prior to that, she worked in human resources management in the telecommunications, semi-conductor and mortgage industries.
     Larry M. Robinson, Senior Vice President and President-Americas, is responsible for operations and sales in the U.S., Canada, and Latin America. Prior to joining the Company, Mr. Robinson held various senior accounting and audit assignments for Sears Canada Inc., one of Canada’s largest retailers. He joined the company in 1992 as General Manager of the Canadian division, and later assumed additional responsibility for the Asia Pacific and Latin America regions.
     P. David Schroeder, Senior Vice President and Chief Information Officer, is responsible for the Company’s information technology worldwide. Prior to joining the Company in January 2007, Mr. Schroeder served as an independent CIO-level consultant advising companies on acquisitions and technology strategy from April 2005 to December 2006. From November 2002 to March 2005, Mr. Schroeder served as Chief Technology Officer for the Hobart West Group, the parent company of Esquire Deposition Services, one of the largest court reporting firms in the U.S. From April 2000 to July 2002, he served as Chief Technology Officer for Law.com, a major website targeting lawyers and legal professionals. Prior to his position at Law.com, Mr. Schroeder held senior technology management roles at innovative consulting organizations such as iXL, Inc. and IBM’s Interactive Media division.
     James R. Shand, Chief Innovation and Strategy Officer, joined the Company in March 2009. Prior to joining the Company, Mr. Shand led the Global Information Technology Strategy Practice at Infosys Consulting, Inc., the business consulting subsidiary of Infosys Technologies Limited, since August 2004. Prior to Infosys, Mr. Shand was a Principal Consultant at A.T. Kearney, a global management consulting company. Before A.T. Kearney, Mr. Shand was a founder and Managing Director of Churchill Software Ltd in London, UK, which provided IT services to the UK Government.

PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES
     The Company incurred the following fees for services performed by its independent registered public accounting firm for 2008 and 2007. All of the services described below were approved by the Audit Committee.

	2008	2007
Audit Fees (1)	$1,047,000	$1,180,500
Aggregate fees for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10-Q

Audit-Related Fees (2)	$15,000	$12,000
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above

Tax Fees	—	—
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning

All Other Fees (3)	$59,673	$81,763
Aggregate fees billed for products and services provided other than the services reported above

(1)	Audit Fees consist of fees for professional services rendered in connection with the audits of (i) annual financial statements of the Company and its subsidiaries, and (ii) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services normally provided in connection with statutory and regulatory filings or engagements

(2)	Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees”. For all periods presented, “Audit-Related Fees” relate to an employee benefit plan audit.

(3)	All Other Fees consist of fees paid to affiliates of BDO Seidman, LLP for other compliance work in foreign jurisdictions.

SHAREHOLDER PROPOSALS
     Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on December 24, 2009. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
     In accordance with the Company’s Bylaws, in order to be properly brought before the 2010 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at its principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than December 24, 2009, and no later than January 23, 2010, unless the Company’s annual meeting date in 2010 is more than 30 days before or after May 27, 2010. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2010 Annual Meeting date is advanced or delayed by more than 30 days from May 27, 2010, then proposals must be received no later than the close of business on the later of the 90th day before the 2010 Annual Meeting or the 10th day following the date on which the meeting date is first publicly announced.
     To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.
     NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2010 ANNUAL MEETING SHOULD BE ADDRESSED TO SECRETARY, PRG-SCHULTZ INTERNATIONAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
     Only one copy of this proxy statement and the documents accompanying it is being delivered to multiple beneficial shareholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such shareholder. These documents are available on the Company’s web site, www.prgx.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and all other enclosed documents to any shareholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this proxy statement or enclosed documents, may be made in writing or by telephone to the Company’s Secretary, Victor A. Allums, at PRG-Schultz International, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, (770) 779-3900. If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of these materials at a shared address, you must provide any revocation of such permission to that broker.
     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors:
/s/ Patrick G. Dills
Patrick G. Dills
Chairman

Dated: April 23, 2009

PRG-SCHULTZ INTERNATIONAL, INC. COMMON STOCK PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 27, 2009 The undersigned shareholder hereby appoints Romil Bahl, Peter Limeri and Victor A. Allums, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRG-Schultz International, Inc. (the “Company”) to be held on May 27, 2009, and any adjournments thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon. THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSAL 2 DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF PRG-SCHULTZ INTERNATIONAL, INC. COMMON STOCK PROXY CARD May 27, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and Proxy Statement and 2008 Annual Report on Form 10-K are available at www.prgx.com/proxy. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230000000000000000 0 052709 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: 2. Ratification of Appointment of BDO Seidman, LLP as PRG-Schultz’s independent registered public accounting firm for fiscal NOMINEES: CLASS I DIRECTORS: year 2009. FOR ALL NOMINEES O Romil Bahl O Steven P. Rosenberg 3. In the discretion of the proxies, upon such other matters as may properly come WITHHOLD AUTHORITY FOR ALL NOMINEES before the meeting or any adjournment thereof. FOR ALL EXCEPT THE PROXIES SHALL VOTE AS SPECIFIED ABOVE OR IF NO DIRECTION IS (See instructions below) GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSAL 2. PRG-SCHULTZ INTERNATIONAL, INC. COMMON STOCK PROXY CARD INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.